Exhibit 3.1

ARTICLES OF INCORPORATION

OF

Solar Acquisition Corp.

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE 1 – NAME

The name of the corporation shall be:  Solar Acquisition Corp.

ARTICLE II – PRINCIPAL OFFICE

The principal place of business/mailing address is: 1300 E. Lafayette, Suite 905, Detroit, MI 48207.

ARTICLE III – PURPOSE

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporations Act of the State of Florida.

ARTICLE IV – SHARES

The number of shares of stock authorized to issue 50,000,000 shares of no par common voting stock.

ARTICLE V – REGISTERED AGENT

The name and Florida street address of the registered agent is Agents and Corporations, Inc., Suite E, 773 4th Avenue North, Naples, Florida 34102.

ARTICLE VI – INCORPORATOR

The name and address of the Incorporator is: David N. Williams, Esq., Suite E, 773 4th Avenue North, Naples, Florida 34102.

ARTICLE VII – OFFICERS/DIRECTORS

The name and address of the Officer/Director is:

Peter Klamka

1300 E. Lafayette, Suite 905

Detroit, MI 48207

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept appointment as registered agent and agree to act in this capacity.

s/s David N. Williams

6/2/06

Signature/Registered Agent

Date

s/s David N. Williams

6/2/06

Signature/Incorporator, David N. Williams

Date

(reproduced from document on file)